Exhibit 10.3


              CUSTOMIZED DISTRIBUTION SERVICE AGREEMENT

     Commissary Operations, Inc., 2629 Eugenia Ave. Nashville, TN 37211 ("COI") and Shoney's Restaurants, a division of Shoney's, Inc., 1727 Elm Hill Pike, Nashville, TN 37210 ("Customer"), enter into this customized distribution service agreement as of 23rd day of October, 2000 effective as of the 30th day of October, 2000.

     WHEREAS, COI performs buying, order placement, warehousing, transportation, inventory control, and distribution services for the food service industry and

     WHEREAS, CUSTOMER operates the establishments listed in Schedule A (the company owned store locations), and

     WHEREAS, CUSTOMER desires to contract with COI as its "Primary Distributor" for the product categories described on Schedule B ("Products") to all of its company locations and COI desires to perform these services and


     WHEREAS, this agreement does not intend to control any agreements between COI and Customer for any products manufactured or processed for Customer except for the distribution of such products, and

     In consideration of the mutual covenants and obligations set forth in this agreement and other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledge its, the parties agree as follows:

1. APPOINTMENT OF DISTRIBUTOR

     Customer appoints COI to serve as its "Primary Distributor" to the Customer Locations of the Products. "Primary Distributor" shall be defined to mean that Customer is required to purchase no less than 95% the first year, 96% the second year, 97% the third year, and 98% the fourth year and ongoing of the Customer's requirement for the Products from COI. Upon request, COI agrees to offer services to franchisees of Shoney's Restaurants, subject to the terms and conditions negotiated between COI and the Shoney's Restaurant franchisee.

2. PRODUCTS COVERED BY THIS AGREEMENT

     The Products covered by this agreement are listed on Schedule B attached hereto. COI agrees not to substitute the brand and/or vendor of the Products without prior written consent from the Customer. Customer agrees to provide COI with written notice for changes in the "Products" and for promotional and/or test items.

3. PURCHASE AND SALE

     3.1 During the term of this agreement, COI agrees to sell and deliver and Customer agrees to accept and pay for Products described on Schedule B attached hereto.




Customer and COI will work together to maintain only one ordering template for each distribution center.

     3.2 COI and Customer agree that test products are a necessary part of the restaurant business. Customer may bring in test product from time to time providing such test products are monitored and phased out in a timely manner in accordance with paragraph 3.4.

     3.3 COI acknowledges that Customer needs to have certain proprietary products; the two categories of products are 1. customized formulation
and/or specification   and  2.  logoed takeout items.  Customer acknowledges
that proprietary items need to be minimized and should only be added to Schedule B when absolutely necessary. In any event the total number of proprietary items should not exceed 180. If that should happen, the Customer agrees to pay a 1% additional mark-up for each item in excess of 180 items.

     3.4 The Customer acknowledges that COI needs to be able to turn inventory quickly. Therefore, COI will make Customer aware of any slow moving or non-moving inventory (appropriately purchased; approved product, approved supplier, and reasonable purchase quantity). Customer will pay a 1% surcharge and any outside storage charges on slow moving or non-moving inventory per month beginning 30 days after written notification of such slow-moving or non-moving product.

     3.5 If COI and Customer cease doing business for any reason, Customer will purchase or cause a third party to purchase, in accordance with paragraph 6.3, all remaining products in COI's inventory and product on order (providing such quantities are appropriate and reasonable) at landed cost as defined in paragraph 9.0 FOB COI's shipping dock. COI's policy is that all suppliers provide indemnity agreements and insurance coverage for products bought by COI. Therefore, COI will have no obligation to stock proprietary products or special order products if the supplier if such proprietary products or special order products will not provide COI with indemnity and insurance satisfactory to COI.

4. CONTRACT LENGTH

     This contract will begin with an initial term of five years and after the initial term can be terminated by 180 days written notice by either party.

5. QUANTITY

     5.1 COI agrees to provide all of Customer's requirements of the products during the term of this agreement for use at Customer locations. It will be COI's responsibility to maximize inventory turns while maintaining a 99.2% fill rate of cases delivered of cases ordered with the exception of promotional items, test items and the inability to get an adequate supply from the specified vendor. Failure to maintain a 99.2% fill rate, calculated on a rolling three period basis, will allow Customer, at its option, to give 180 days termination notice.


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     5.2 COI agrees to allow Customer to use a qualified independent party or the Customer to audit the purchasing, warehousing, and distribution records of COI to confirm pricing, diesel costs, inventory levels, etc. at Customer's expense. Customer agrees to allow COI or qualified representative of COI to inspect Customer's purchasing records to ensure compliance with paragraph 1 "Appointment of Distributor" at COI's expense. Each party is required to give a five business day notice of the intent to review the records. Any overcharge or undercharge by COI to Customer will be settled within 30 days after receipt of notice. If customer does not comply with the requirements of paragraph 1, Customer will pay to COI the lost gross profits on the sales deficiency within 30 days after receipt of notice.

6. TERMINATION

6.1 Prior to May 1, 2005, either party may terminate this agreement only for failure of the other party to consistently comply with the terms of this contract, including any applicable cure period, and then by giving the other party 180 days written notice.

6.2 After May 1, 2005, either party may terminate this agreement by giving the other party 180 days written notice.

6.3 In the case of termination, Customer agrees to purchase or cause a third party to purchase and remit payment within 10 calendar day for all reasonable and appropriate quantities of proprietary, special, and test items in COI's inventory at Landed Cost as defined in paragraph 9.0 FOB COI's shipping dock. The termination date of the contract will be the required pickup date. Upon notice of termination, Customer will be required to monitor the required amount of product to order.

6.4 Notwithstanding termination of this Agreement, those provisions of this Agreement with continuing applicability shall survive and remain in full force and effect. In other words, when this agreement terminates, certain provisions of this agreement will survive after the termination including, but not limited to, the pricing formula.

7. PRICE

7.1   Customer agrees to pay to COI the Landed Cost as defined in paragraph
9 plus the Mark Up as defined in Schedule C less any rebates or incentives in compliance with paragraph 7.3.

7.2 Customer agrees to pay COI an additional fee per delivery for stores more than 600 miles from the closest COI distribution center which currently includes Nashville, TN; Tifton, GA; and Ripley WV. The fee is determined by calculating the total miles per route in excess of 600 miles, doubling the miles and multiplying that by the current transportation fee of $1.30 per mile. The total is then allocated to each store based on the additional distance of each store over the initial 600 mile radius to derive the fee per


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delivery for each store.  The per mile transportation fee is subject to change based on actual costs. See example below of the calculation.



                Delivery Miles  Add'l Miles From  Add'l Miles as %  Allocated
                   From DC         600 Miles       of total miles      Fee
                -------------------------------------------------------------
Minimum No
Fee Distance         600

Store A              640               40               3.92%       $  40.78
Store B              680               80               7.84%       $  81.57
Store C              800              200              19.61%       $ 203.92
Store D              900              300              29.41%       $ 305.88
Store E            1,000              400              39.22%       $ 407.84

Total Fees at
 $1.30 mile    $1,040.00            1,020             100.00%       $1,040.00



7.3 Promotional and advertising allowances, discounts and rebates provided by suppliers to COI which are attributable to goods supplied to Customer by COI (except (i) cash discounts, (ii) new warehouse opening allowances, and (iii) allowances that are only available to a distributor and which are intended to offset costs of performing marketing, warehousing and distribution functions on behalf of a supplier, as long as such discounts and allowances, no matter the source or service to which attributed, do not increase Customer's net delivered cost of product) shall be paid over to Customer.

7.4 Current established vendor payment terms will not be modified by Customer during this agreement without COI's prior written consent.


7.5 Number of cases delivered, miles driven, average dollar value of cases, and diesel cost are the major variables affecting pricing on Schedule C.
Diesel cost is addressed in paragraph 14.1.   Any significant changes in
total miles driven, number of cases delivered and/or the average dollar value of cases would be a reason to review Schedule C. Both parties agree to negotiate on good faith an adjustment to Schedule C should a change in any or all of the items aforementioned occur. In any event, the pricing should not be reviewed more than once every twelve months.

8 DELIVERY

     8.1 COI and Customer agree to make best efforts to regularly review the route schedule in order to minimize transportation costs and maximize operational efficiencies.

     8.2  Delivery days are Sunday through Saturday.


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     8.3  Delivery times are preferred 5:00 a.m. to 11:00 a.m. and 1:30 p.m.
to 5:00 p.m., however, for mutual benefit it may be possible to schedule deliveries outside of these times.

     8.4 All stores will receive at least two deliveries a week with volume sometimes dictating a third delivery. Deliveries will be tailgate deliveries. COI agrees to have the truck loaded properly and driver trained to assist in prompt deliveries. Customer agrees to use all reasonable best efforts to unload the truck in a very efficient and reasonable time frame ensure prompt deliveries for Customers stores and other customers of COI.

     8.5 Schedule A, attached hereto, contains the schedule by Customer locations with times for placing orders. If Customer's store does not have their order in by their order time, COI will ship that store the order it placed the same day the week before. The store will not be able to return or refuse any of the products unless it is damaged or out of code date.

     8.6 Any Customer stores will have to accept all product ordered and delivered to them unless the product is damaged and/or out of code date. If the product was ordered by the store and is in code date and is not damaged, it may not be returned.

     8.7 If COI fails to deliver any item ordered by a Company store, other than a discontinued item, it will be the responsibility of COI to get the product to the store as quickly as reasonably possible and at the sole expense of COI. If the item is not a critical item, it will be delivered on the next scheduled order. If a special delivery is required, no other items will be delivered without an additional delivery charge of $50.00 plus any actual freight charges if delivered by a third party.

     8.8 If a store requests a special delivery or picks up any item at a COI distribution center, there will be a $50.00 charge in addition to the product cost and any delivery cost.

     8.9 If a Company store wants to pick up any item at a COI distribution center, there will be a $50.00 charge in addition to the product cost.


9 LANDED COST

"Landed Cost" shall be defined as all costs from the vendor and all costs incurred by COI to get the products from vendor's shipping point to COI's final distribution center. The cost will include the cost of the item plus freight and handling charges. Any freight costs as a result of backhaul arrangements will be limited to the delivered price from the vendor. Landed Cost is not to be reduced by and cash discounts for prompt payment available to COI. Landed Cost will be provided to the Customer prior to implementation each period and will not be changed except for produce, which will change as often as twice a week. Any errors in the landed cost will be corrected as needed.


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10 MANNER AND TIME OF PAYMENT

     10.1 COI will invoice customer electronically. Customer shall pay all invoices by Wednesday for all deliveries for the previous week via electronic payment. The payment terms will be net of the invoice amount. During the term of this contract, if ownership of Customer changes, COI will evaluate the current payment terms based on the financial net worth and credit history of the new owner. Any increase in the payment terms will require a cash payment from Customer to COI equal to the average for the three prior weeks purchases for each additional week added to the payment term. In the event that COI's invoices have not been paid by Customer by due date, COI reserves the right to (a) demand payment in full on delivery, (b) assess a late charge of 1% on all such unpaid invoices and/or (c) charge a finance charge of 1% per month in excess of 30 days after date of invoice or the highest rate allowed by law, whichever is lesser, on all such unpaid invoices.

     10.2 COI will provide to Customer, at no charge, information on cost and freight that is reasonably available on a weekly basis.

     10.3 COI and Customer agree to supply one another with public financial information (i.e. quarterly, annual financial statements, etc.) within 45 days after the end of each applicable accounting period upon request.

11 SCHEDULES

Schedules A, B, C and D will need to be updated from time to time. They may only be modified by COI with Customer's prior mutual written consent, which consent may not be unreasonably withheld.

12  FORCE MAJEURE

If either party is prevented from complying, either totally or in part, with any of the terms of this agreement by reason of fire, war, rebellion, accident, acts of God, strikes, lockouts and/or any other causes of casualty beyond its reasonable control, then, upon written notice to the other party, the requirements of this agreement, or the affected provisions hereof to the extent affected, shall be suspended during the period of such disability.


13 BINDING EFFECT

This agreement shall be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. Neither party may assign any of its rights and obligations under this agreement without the prior written consent of the other party. Notwithstanding the provisions of this paragraph, either party may, with the other party's consent, assign this agreement to a party purchasing all or substantially all of the assets of the first party and, further, a sale of all or



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substantially all of the equity securities of either party shall not be deemed an assignment of the agreement.

14  DIESEL

14.1 Diesel fuel is a major cost factor affecting distribution costs. This agreement is based on diesel at $1.30 per gallon. For each initial change in the price of diesel fuel of $.05 a gallon from $1.30, no change will be made to the markup on Schedule C. Any additional increases or decreases, in increments of $.10, will result in a $.03 change to the markup on Schedule C. The calculated cost of diesel fuel will be based on the most recent three month average. COI will provide Customer with documented fuel costs monthly, subject to audit by Customer, to support any fuel cost adjustments to the markup. During the first twelve weeks of this contract, Customer will pay no more than, or receive no less than, a $.03 markup for changes in diesel fuel costs.


15 CONSTRUCTION

The captions, headings and arrangements used in this agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof and shall not be used in the interpretation of the agreement. When used in this agreement, references to the singular shall include the plural and vice versa as the context may require.

16 NOTICES

All notices or other communications required or permitted hereunder shall be in writing, executed by an officer of the party giving notice, and shall be deemed to have been duly given when personally delivered, or upon receipt if delivered by express mail or other similar method or by facsimile transmission, or certified U.S. Mail, with postage prepaid to the addresses set forth below, or by e-mail sent by an officer of the party giving notice to an officer of the other party, or such other addresses as the parties shall furnish in writing:

Commissary Operations, Inc.:
ATTN:  President and COO
2629 Eugenia Avenue
Nashville, TN  37211
(615) 231-4444
haney_long@shoneys.com

Customer:
ATTN:  President and CEO
1717 Elm Hill Pike, Suite B-1
Nashville, TN 37210
(615) 231-2708
rick_arras@shoneys.com


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17 GOVERNING LAW

The terms of the agreement shall be interpreted and construed in accordance with the laws of the state of Tennessee. The federal and state courts in Davidson County, Tennessee shall constitute the proper, sole, and exclusive venue and forum for any action arising out of or in any way related to this agreement. Each party to this agreement hereby consents to any of those courts' exercise of personal jurisdiction over the party in that type of action and expressly waives all objections the party otherwise might have to that exercise of personal jurisdiction.

18 PERISHABLE AGRICULTURAL COMMODITIES

This agreement may cover sales of "perishable agricultural commodities" as those terms are defined by federal law. Generally, all fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining, and/or steam balancing are considered perishable agricultural commodities, as are oil balanced French fried potato products. All perishable agricultural commodities sold under the agreement are sold subject to the statutory trust authorized by Section 5c of the Perishable Agricultural Commodities Act, 1930 (7U.S.C. 499ec). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities until full payment is received.

19 BINDING ARBITRATION

All actions, disputes, claims, or controversies of any kind between the parties to this agreement, including, but not limited to any action, dispute, claim, or controversy arising out of this agreement or obligations herein shall be resolved by binding arbitration in Nashville, Tennessee, administered by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules of the AAA (the "Rules") and, to the maximum extent applicable, the Federal Arbitration Act, as supplemented by the Tennessee Arbitration Act. Arbitrations shall be conducted before one arbitrator mutually agreeable to Customer and COI. If the parties cannot agree on an arbitrator within thirty days after the request for arbitration, then the arbitration shall take place before an arbitrator selected in accordance with the Rules. The arbitrator shall not have the power (a) to alter, modify, amend, add to, or subtract from any term or provision of this agreement or (b) to grant interim injunctive relief prior to the award. Judgment of any award rendered by an arbitrator may be entered in any court having jurisdiction. All fees of the arbitrator and other costs and expenses of the arbitration shall be paid by COI and Customer equally unless otherwise awarded by the arbitrator; provided, however, that the non-prevailing party in an arbitration shall pay all reasonable attorneys' fees and expenses incurred by the prevailing party in connection with the Dispute and the arbitration. In addition to the grounds set forth in Section 29-5-313 of the Tennessee Arbitration Act, any court described in paragraph 17 of this



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agreement may vacate an award of the arbitrator, in whole or in part, to the extent the award is contrary to applicable law or contrary to the clear and convincing evidence otherwise presented to the arbitrator. The court shall have the authority to reverse an award (in whole or in part) for rehearsing by the arbitrator.

20 AMENDMENTS

This agreement may only be amended by a written document signed by each of the parties.

21 DATA PROCESSING

COI will provide product and cost reports and other available information to Customer weekly at no charge. COI will provide direct order entry software that will enable Customer locations to place orders directly with COI. Customer must supply computer hardware and communications connections necessary to enable Customer to utilize such order entry software. COI will provide additional reports to Customer at no charge, providing no additional programming effort is required.


22 CONFIDENTIALITY AGREEMENT

COI and Customer shall maintain the terms and conditions of this agreement and the attached schedules ("Confidential Information") in strict confidence and shall not disclose any of the Confidential Information to any person other than employees or agents of COI and Customer with a need to know or as otherwise required by securities, franchise, or other laws. COI shall maintain the Customer Direct Pricing Agreements disclosed to COI by Customer in strict confidence ("Confidential Information") and shall not disclose any of the Confidential Information to any person other than employees or agents of COI with a need to know or as otherwise required by securities, franchise or other laws. Customer and COI shall not use the Confidential Information for any other purpose other than in order to provide the products and services covered by this agreement, each party shall return all Confidential Information to the other party, or destroy it and furnish an affidavit confirming its destruction.

23 INSURANCE

In the event COI and Customer are not owned by the same parent company, COI must provide Customer with a current certificate of insurance providing COI with a minimum of $1,000,000 in general liability and products liability insurance listing Customer as an additional insured with 30 days of change.

24 NATURE OF RELATIONSHIP

This agreement shall not create any partnership, agency, or other type of business relationship between COI and Customer.



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25 WAIVER

The failure of a party to insist in any one or more instances on the performance of any term or condition of this agreement shall not operate as a waiver of any future performance of that term or condition.

26 SEVERABILITY

If a court of competent jurisdiction holds any provision of this agreement invalid or ineffective with respect to any person or circumstances, the holding shall not affect the remainder of this agreement or the application of this agreement to any other person or circumstance. If a court of competent jurisdiction holds any provision of this agreement too broad to allow enforcement of the provision to its full extent, the court shall have the power and authority to enforce the provision to the maximum extent permitted by law and may modify the scope of the provision accordingly pursuant to an order of the court.

27 CUSTOMER DIRECT PRICING AGREEMENTS

Schedule D will have all Customer Direct Pricing Agreements with suppliers listed by Customer. It will be Customer's responsibility to give written notice to COI of any supplier direct price agreements or special supplier direct allowances given to Customer by supplier. COI agrees to buy under such agreements and reflect supplier direct pricing in the Landed Cost under paragraph 9, providing they have received written notice from Customer.








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IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated and effective as first written above.




Commissary Operations, Inc. (COI)



By: /s/ Haney A. Long, Jr.
   ----------------------------------------------
Title:  President and COO



Customer:

Shoney's, Inc.



By:  /s/ Richard K. Arras
    ---------------------------------------------
Title:  President and CEO - Shoney's Restaurants



By:  /s/ J. Michael Bodnar
     --------------------------------------------
Title:  President and CEO - Shoney's, Inc.











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Schedules omitted due to immateriality.